Exhibit 99.3

Frequently Asked Questions

Bally Technologies – Scientific Games Acquisition

What are the key terms of the acquisition?

Bally Technologies and Scientific Games announced a definitive agreement to combine our companies, which was approved by both Boards of Directors. Upon the close of the transaction, which is subject to obtaining required antitrust and gaming regulatory approvals, Bally shareholder approval, and other customary closing conditions, Scientific Games will pay $83.30 per common share in cash to Bally shareholders. This price represents a 38 percent premium to Bally’s closing price on July 31, 2014.

The announcement was a surprise. Why did Bally agree to the transaction?

The acquisition was kept confidential in keeping with public company protocols. Strategically, the combined company allows for incremental growth in terms of product offerings and geographic reach. We think that now is the right time to join forces with Scientific Games because there is a unique opportunity to combine each other's strengths and this also represents a good opportunity for our shareholders to receive a meaningful premium on their investment in Bally. Merging with Scientific Games will create a collectively larger, stronger organization that we believe will best maximize long-term growth opportunities for the future.

Could we have continued on the same strategic path without this acquisition?

We have been growing at an impressive pace and have capitalized on several opportunities in our marketplace, in particular with our successful integration of SHFL entertainment, leading systems business, strong Illinois VLT presence, and recent entry into social gaming. This acquisition provides us with an opportunity to accelerate growth prospects, provide increased value to our shareholders, and allow for organizational growth on a much larger scale.

When will the acquisition be completed?

While we do not know the exact date of the close of the transaction, it is currently expected to be completed in early 2015. Certain antitrust and regulatory approvals are required, as well as Bally shareholder approval and the satisfaction of other customary closing conditions.

What happens during the time we are waiting for the transaction to close?

It is business as usual until the acquisition officially closes. There will be a great deal of activity during this time. First and foremost, we must continue to operate our business as usual and stay focused on our near- and long-term goals, including achieving our strategic objectives for fiscal 2015. A general rule of thumb is to stay focused on current business, continue to provide excellent service to our customers, and ensure support of new business opportunities.

Scientific Games will take the lead in planning the integration of our businesses, and they will review processes and procedures to find synergies in how we both conduct business. We expect to provide more details regarding the integration in the coming weeks.

What happens if the acquisition does not close?

If the transaction does not close, it is business as usual. We can’t “wait” during this period to conduct business – continue on.

Can I talk about the acquisition?

Information that is already public knowledge (i.e. disseminated via news release or SEC filings) may be discussed. If you have non-public information, are working on integration plans, or have additional knowledge of the acquisition, please keep your discussions contained to work teammates that already have the same knowledge.

Please avoid discussions about what might be happening or speculate about the future state of the combined companies. These types of rumors – spreading or listening ━are often inaccurate and will only unnecessarily hurt employee morale.

We promise to continue to communicate facts when we know them and to increase the frequency of town hall-style communication.

Will my job be affected by the acquisition?

One of the main reasons our Company has been so successful is because of the strength of all of our people. Scientific Games recognizes and appreciates this fact. Please remember that certain of our businesses, such as systems and table products, are totally new to Scientific Games.

With that said, the combination of a few shared services functions may result in a loss of some positions and may also open up opportunities for new positions and expanded roles. Scientific Games has said that where there are two qualified people for the same role they intend to select the best fit for the role, regardless of the individuals’ corporate origin. At this juncture, it is too early to predict the impact of the transaction on any particular roles.

Will Richard Haddrill and other senior leaders in the organization remain with the Company after the acquisition?

At this point, we do not know the future status of our current senior leadership; however, our senior management is committed to seeing the transaction through to completion. Richard Haddrill is expected to join the Board of Directors of Scientific Games as Vice Chairman.

Will pay and/or benefits be changed after the transaction closes?

We expect employees of both organizations to be treated the same over time. We will be putting out information fact sheets soon that provide more details on compensation, bonuses, and equity treatment under the acquisition agreement.

Will Scientific Games keep operations in Las Vegas?

While no decisions have been made regarding the structure of operations in North America, we anticipate that the combined companies will continue to have a significant presence in Las Vegas after closing.Will the way we do business change after the acquisition closes?

Change is inevitable in business; however, we believe the combined companies will form a very strong culture. The values of both Bally and Scientific Games are linked to integrity, performance, growth, and customer service. Both companies have a customer-centric focus and are committed to innovation.

If I have questions, with whom should I talk?

If you have questions, please ask them! Please email or call your direct manager. If he or she does not have the answer right away, they will be sure to investigate and follow up with you.

When will we know more?

When we have new information we will communicate it as soon as possible. And even if we do not have any new information, we will continue to communicate frequently.

Forward-Looking Statements

This communication may contain forward-looking statements. Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions among others. Although we believe the expectations reflected in any forward-looking statements are reasonable, they involve known and unknown risks and uncertainties, are not guarantees of future performance, and actual results, performance or achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements and any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed and there can be no assurance that the actual results or developments anticipated by such forward looking statements will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Bally Technologies, Inc. (the “Company”) or its business or operations. Factors which could cause our actual results to differ from those projected or contemplated in any such forward-looking statements include, but are not limited to, the following factors: (1) the risk that the conditions to the closing of the merger are not satisfied (including a failure of the shareholders of the Company to approve, on a timely basis or otherwise, the merger and the risk that regulatory approvals required for the merger are not obtained, on a timely basis or otherwise, or are obtained subject to conditions that are not anticipated); (2) litigation relating to the merger; (3) uncertainties as to the timing of the consummation of the merger and the ability of each of the Company and Scientific Games Corporation (“SGMS”) to consummate the merger; (4) risks that the proposed transaction disrupts the current plans and operations of the Company; (5) the ability of the Company to retain and hire key personnel; (6) competitive responses to the proposed merger; (7) unexpected costs, charges or expenses resulting from the merger; (8) the failure by SGMS to obtain the necessary debt financing arrangements set forth in the commitment letter received in connection with the merger; (9) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger; and (10) legislative, regulatory and economic developments. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s most recent Annual Report on Form 10-K for the year ended June 30, 2013, as supplemented by the risks described Part II, Item 1A of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014, and our more recent reports filed with the U.S. Securities and Exchange Commission (the “SEC”). The Company can give no assurance that the conditions to the Merger will be satisfied. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving the Company and SGMS. The proposed transaction will be submitted to the shareholders of the Company for their consideration. In connection with the proposed transaction, the Company will prepare a proxy statement to be filed with the SEC. The Company and SGMS also plan to file with the SEC other documents regarding the proposed transaction. THE COMPANY’S SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of the Company. The Company’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by going to the Company’s Investor Relations website page at http://investor.ballytech.com or by contacting Investor Relations by mail to Bally Technologies, Inc., Attn: Investor Relations, 6650 El Camino Road; Las Vegas, NV 89118.

Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the meeting of shareholders that will be held to consider the proposed Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2013 Annual Meeting of Shareholders, which was filed with the SEC on October 28, 2013. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed Merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the proposed Merger, when it becomes available. You may obtain free copies of this document as described in the preceding paragraph.